EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 2, 2004, with respect to the consolidated balance sheets of Peter Kiewit Sons’, Inc. as of December 27, 2003 and December 28, 2002, and the related consolidated statements of earnings, changes in redeemable common stock and comprehensive income, and cash flows for each of the years in the three-year period ended December 27, 2003, incorporated herein by reference.

Our report refers to a change to the method of accounting for goodwill and asset retirement obligations.

/s/ KPMG LLP
KPMG LLP

October 4, 2004
Omaha, Nebraska